EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement No. 333-41766 on Form S-8 of Berkshire Hills Bancorp, Inc. of our report dated June 29, 2023, appearing in this Annual Report on Form 11-K of the Berkshire Bank 401(k) Plan for the year ended December 31, 2022.
/s/Crowe LLP
Crowe LLP

New York, New York
June 29, 2023